Document is copied.
                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-47984

                           PROSPECTUS SUPPLEMENT NO. 18
                     (TO PROSPECTUS DATED NOVEMBER 1, 2000)

                                CORECOMM LIMITED
                            -------------------------
                   6% CONVERTIBLE SUBORDINATED NOTES DUE 2006,
            SERIES B SENIOR CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
                           AND SHARES OF COMMON STOCK
                            -------------------------


   This Prospectus Supplement No. 17 supplements and amends the Prospectus dated November 1, 2000, and amended on November 14, 2000, December 7, 2000,
December 21,  2000,  December  28,  2000,  January 25,  2001,  January 26, 2001,
February 1, 2001,  March 2, 2001,  March 13, 2001,  March 19, 2001, March 21,
2001, March 28, 2001, May 16, 2001, June 4, 2001 and August 2, 2001:

o        The 6% convertible subordinated notes due 2006 of CoreComm Limited;

o        CoreComm's Series B senior convertible exchangeable preferred stock;

o Shares of common stock issuable as dividends on the Series B preferred stock, upon conversion of the convertible notes and the Series B preferred stock and as interest on CoreComm's senior unsecured notes due 2003; and

o The right, attached to each share of common stock, to purchase CoreComm's Series C junior participating preferred stock.

     The purpose of this Prospectus Supplement is to provide supplemental information that was contained in a current report on Form 8-K dated August 28, 2001.

     The Prospectus, together with all of the supplements filed to date (including this supplement), constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, with respect to offers and sales of the securities described above.

         WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 11 OF THE ACCOMPANYING PROSPECTUS, WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH THESE SECURITIES, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

                            -------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


        The date of this Prospectus Supplement No. 18 is August 28, 2001.

                     SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                     ---------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)    August 24, 2001
                                                       -------------------


                             CORECOMM LIMITED
               -------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


   Delaware                      000-31359                     23-3032245
-------------------------------------------------------------------------------
(State or Other                (Commission                 (IRS Employer
 Jurisdiction of                 File Number)               Identification No.)
   Incorporation)



110 East 59th Street, New York, New York                                10022
-------------------------------------------------------------------------------
(Address of Principal Executive Offices)                             (Zip Code)


        Registrant's Telephone Number, including area code (212) 906-8485
                                                          ---------------



          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Item 5.    Other Events.
-------    -------------

     On August 24, 2001, CoreComm Limited issued a press release announcing its receipt, on August 21, 2001, of a Nasdaq Staff Determination indicating that the Company failed to comply with the minimum stockholders' equity requirement for continued listing and is subject to delisting from the Nasdaq National Market.

     A copy of the press release referenced herein is attached as Exhibit 99.1.

Item 7.    Financial Statements and Exhibits.
-------    ----------------------------------
           Exhibits

99.1       Press release, issued August 24, 2001.

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        CORECOMM LIMITED
                                        (Registrant)

                                        By: /s/  Richard J. Lubasch
                                        ----------------------------------
                                        Name:    Richard J. Lubasch
                                        Title:   Senior Vice President-
                                                 General Counsel


Dated: August 28, 2001

                                  EXHIBIT INDEX
                                  -------------


Exhibit                                                                   Page
-------                                                                   -----

99.1     Press release, issued August 24, 2001

                                                                    Exhibit 99.1
[CORECOMM LOGO]

FOR IMMEDIATE RELEASE


       CORECOMM LIMITED ANNOUNCES ADDITIONAL NOTICE OF LISTING DEFICIENCY

     New York (August 24, 2001) CoreComm Limited (NASDAQ: COMM) (the "Company") today announced that on August 21, 2001, it received a Nasdaq Staff Determination indicating that the Company failed to comply with the minimum stockholders' equity requirement for continued listing (as described in SEC release no. 34-44499; File no. SR-NASD-2001-14), and is subject to delisting from the Nasdaq National Market. This notice is in addition to the Nasdaq Staff Determination the Company received on July 23, 2001 indicating that the Company failed to comply with the minimum bid price requirement for continued listing. The Company has addressed these listing deficiencies in the submittal to the Nasdaq Listing Qualifications Panel that will review the Nasdaq Staff Determinations at a future hearing. Pending such hearing, the Company's common stock will continue to trade on the Nasdaq National Market. There can be no assurance that the Company will prevail at the hearing, and that its common stock will not be delisted from the Nasdaq National Market.


                                  * * * * * *

Contact: CoreComm Limited:

Michael Peterson, Vice President - Corporate Development
Richard J. Lubasch, General Counsel
212-906-8485